Exhibit 99.02

                         Spectrum Organic Products, Inc.

Press Release                                                        May 1, 2002

Spectrum Organic Products Reports Sale of Organic Ingredients
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Spectrum Organic Products, Inc. (NASDAQ--SPOP) today reported that it had completed the sale of its Organic Ingredients Division (OI) to Acirca, Inc. effective with the start of business on April 26, 2002. The Organic Ingredients Division includes the Company's industrial sales of organic fruits, vegetables, concentrates, purees and certain private label products. The business sold is headquartered in Aptos, California and all full-time OI employees became Acirca employees effective with the sale. Terms of the sale were not disclosed. The Spectrum Ingredients business based in Petaluma, California for industrial oils, vinegars and nutritional products was not part of the sale.

Spectrum CEO and Chairman Jethren P. Phillips stated, "After the sale of our tomato-based product lines to Acirca in June 2001, it became increasingly clear that the original synergies associated with the ownership of OI no longer existed for Spectrum. The sale of the business has significantly improved our working capital and will allow us to redeploy the funds into our core healthy fats and nutritional supplements business and focus on what we do best."

Spectrum Organic Products, Inc. is a leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and healthy fat butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand. The Company also produces and sells a wide range of industrial oils, vinegars and nutritional ingredients to other manufacturers.

"Safe Harbor" statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks and uncertainties are described in the Company's Securities and Exchange Commission filings under the symbol "SPOP".

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